Exhibit 10.10

Computer Associates International, Inc.
Restricted Stock Award Certificate

Name of Participant	EmplID

Grant Number	Option
Total Number of Restricted Stock Awards Granted	**Total Granted**
Grant Date	Grant Date
Stock Price on Grant Date	Price

This Certificate confirms the grant under the Computer Associates International, Inc. 2002 Incentive Plan, amended and restated effective as of March 31, 2004 (the “Plan”), to the above-named participant of the amount of Restricted Stock set forth above. This Certificate merely evidences such grant, and does not constitute property of any nature or type or confer any additional rights. This grant is subject in all respects to the applicable terms of the Plan, which are incorporated by reference in this Certificate. A copy of the Plan may be obtained at no cost by contacting the Corporate Treasurer.

This Restricted Stock award will vest in full on the grant date of the award.

Notwithstanding any of the foregoing, this Restricted Stock grant shall be subject to the applicable terms and conditions of the Employment Agreement entered into by and between Computer Associates International, Inc. and the participant, dated as of [___], which are incorporated herein by reference.

The Company may satisfy any federal income tax withholding obligations that arise in connection with the vesting of the Restricted Stock (or in connection with an election by the participant under section 83(b) of the Internal Revenue Code, 1986, as amended, with respect to the Restricted Stock) by withholding shares of Restricted Stock that are part of this award having a Fair Market Value, as defined in the Plan, on the date the shares of Restricted Stock first become taxable equal to the minimum statutory withholding obligation with respect to such taxable shares.

By

John A. Swainson
President and CEO